UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 9, 2005

MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	000-49611	54-1920520
State or Other Jurisdiction of	Commission File No.	I.R.S. Employer
Incorporation or Organization		Identification Number

1601 WASHINGTON PLAZA
RESTON, VIRGINIA 20190
(Address of principal executive offices)

(703) 464-0100
(Registrant’s Telephone Number,
Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On June 9, 2005, Millennium Bankshares Corporation (the “Company”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Albemarle First Bank (“AFBK”), which sets forth the terms and conditions pursuant to which the Company will acquire AFBK by means of the merger (the “Merger”) of AFBK with and into an interim bank to be created by the Company pursuant to Virginia banking law to facilitate the acquisition transaction. The Reorganization Agreement is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K. The Company will be the sole shareholder of the surviving bank following the Merger. The anticipated directors of the surviving bank include all of the current directors of AFBK and certain other individuals to be designated by the Company. In connection with the Reorganization Agreement, the existing directors of AFBK entered into voting agreements in the form of Exhibit C to the Reorganization Agreement.

     Under the terms of the definitive agreement, shareholders of AFBK will receive, for each share of AFBK common stock they own, a number of shares of Company common stock with an aggregate market value equal to $15.82 per share or $15.82 in cash, subject to the limitation that no more than 50% of the total consideration will be in the form of cash. Shareholders of AFBK may elect to receive Company common stock, cash, or a combination of common stock and cash for their shares of AFBK common stock, subject to pro ration in the event the aggregate cash elections exceed the 50% maximum.

     The actual number of shares of Company common stock to be issued in the transaction for each share of AFBK common stock will be based upon the average of the daily closing prices of Company common stock for the 20 trading days ending at the close of trading on the fifth trading day preceding the closing date, provided that (except as described below) in no event will the exchange ratio be more than 2.2600 or less than 1.8833 shares of Company common stock for each share of AFBK common stock. In the event the average price of Company common stock as determined above is less than $6.54 per share, then AFBK will have the right to terminate the definitive agreement unless the Company agrees to increase the exchange ratio above 2.2600 to equal the quotient of $14.80 divided by the Company average price as determined above. In the event the average price of Company common stock as determined above is greater than $8.87 per share, then the Company will have the right to terminate the definitive agreement unless AFBK agrees to decrease the exchange ratio below 1.8833 to equal the quotient of $16.68 divided by the Company average price as determined above.

     Consummation of the Merger is subject to a number of customary conditions including (i) the approval of the Merger by the shareholders of AFBK, (ii) the amendment of the articles of incorporation of the Company to authorize additional shares of common stock, (iii) the approval of the issuance of additional shares of common stock by the shareholders of the Company, and (iv) the receipt of all required regulatory approvals. The Merger is expected to be completed prior to the end of 2005.

     The Reorganization Agreement provides that upon termination of the Reorganization Agreement under specified circumstances AFBK may be required to pay to the Company a termination fee of $1,000,000.

     The joint news release announcing the transaction is included as Exhibit 99.1 to this Current Report on Form 8-K.

     The above description of the Reorganization Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement. The Reorganization Agreement has been included to provide information regarding the terms of the AFBK acquisition. It is not intended to provide any other factual information about the Company. Such information can be found in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

     The Reorganization Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by AFBK are qualified by information in the confidential disclosure schedules attached to the Reorganization Agreement. While the Company does not believe that these schedules contain information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Reorganization Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:

2.1	Agreement and Plan of Reorganization, dated as of June 9, 2005, between Albemarle First Bank and Millennium Bankshares Corporation

99.1	Joint Press Release dated June 10, 2005, announcing execution of the Reorganization Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION
Date: June 10, 2005	By:	/s/ Anita L. Shull
Anita L. Shull
Chief Operating Officer